Exhibit 99.1

Humana Trans Services Holding Corp. Announces Accountabilities Subsidiary

Thursday, June 9, 2005

HANOVER, Md., June 9, 2005 -- Humana Trans Services Holding Corporation (Pink
Sheets: HTSC - News) (http://www.humanaservices.com), is pleased to announce the formation of AccountAbilities, new subsidiary to operate as an accounting staffing group. The group will be headed by Allan Hartley who will serve as President of the new subsidiary. Mr. Hartley has been in the Accounting Placement business over 20 years. He has worked with national companies (Robert Half (RHI) and KForce (KFRC)) in executive positions and is the creator of the AccountAbilities business model and concept.

AccountAbilities will be positioned in CPA firms around the country. The business model of AccountAbilities developed by Mr. Hartley is similar to that of Resources Connections, Inc. ("RECN"), and Creative Financial Staffing. AccountAbilities will take advantage of the reputation of the CPA firm in their marketplace. The CPA firm through AccountAbilities will be able to offer staffing services in their marketplace and create a profit center. This will differentiate not only AccountAbilities but also the CPA firm in the marketplace. Mr. Hartley projects that AccountAbilities will be in five cities before the end of calendar 2005. The potential revenue for AccountAbilities is approximately $2,000,000 for each office for just the accounting staffing, without adding in any other professional staffing areas.

Allan Hartley, President of AccountAbilities stated, "I am very excited joining the HTSC organization and felt with HTSC support structure we could shortly become a national player in the Accounting Field." Hartley added, "AccountAbililities will take advantage of the CPA firms reputation in it's local marketplace. The CPA firm through AccountAbilities will be able to offer staffing services in their marketplace and create a profit center. This will not only differentiate AccountAbilities but the CPA firm as well."

Ronald Shapss, Chairman of the Board stated, "We are really pleased that we were able to hire someone of Mr. Hartley's caliber. Mr. Hartley is the creator of the AccountAbilities concept and with his strong experience in the accounting and staffing fields and we are very excited with him joining our team. This is the first step in repositioning HTSC for the future. We are going to build on the professional staffing services platform and start with the focus on accounting staffing."

About Humana Trans Services Holding Corporation

Established in 2001, Humana is a fully reporting, publicly traded company listed currently on the over-the-counter (OTC) market under the symbol "HTSC". The company is primarily engaged in employee leasing and recruitment services in five states and maintains its corporate offices in Hanover, MD, with operations in the Northeast and Florida. HTSC currently provides human resource (HR) outsourcing principally to the transportation industry and to leading Fortune 500 companies including Cardinal Health, Penske Logistics and Royal Ahold.


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We are now attempting to enter the professional staffing industry, such as
Accounting and Legal staff, engineers, architects and other professional areas.

The statements which are not historical facts contained in this press release are forward looking statements that involve certain known and unknown risks and uncertainties, including but not limited to, changes in the market for Internet or distribution services, regulatory and technological changes, economic factors, increased competition, foreign currency devaluation, foreign market risk, and the nature of supplier of customer arrangements which become available to the Company in the future. The Company's actual results may differ materially from the results discussed in or implied by any forward-looking statement. The words "intend," "expect," "should," "project," and "anticipate," and similar expressions identify forward looking statements. Readers are cautioned not to place undue reliance on these forward looking statements which speak only as of the date they were made.

For more information contact:
Ron Shapps at (845) 368-3449


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